Exhibit 10.1
Ambient Advisors, LLC
100 North Crescent Drive
Suite 305
Beverly Hills, CA 90210
Tel 310-432-1750
Fax 310-432-1755

May 12, 2006

Mr. Steven T. Guillen
OXIS INTERNATIONAL, INC.
323 Vintage Park Drive, Suite B
Foster City, CA 94404

Dear Steve:

This letter (the “Agreement”) will confirm our understanding that OXIS INTERNATIONAL, INC. (“OXIS”) has engaged Ambient Advisors, LLC (the "Advisor") to act as a financial and business advisor with respect to the services described in Section 1 of this Agreement.

Section 1. Services to be Rendered. The Advisor shall report to the CEO in providing advisory services in the following main areas:

a)	Assisting the CEO in developing and monitoring a strategic assessment and planning process,

b)
Participating in the development and execution of a investor relations/communications programs including, but not limited to: assisting in developing investor presentations, planning and executing a press release strategy and reviewing and commenting on individual press releases,

c)	Assisting in developing relationships with potential new investors,

d)	Assisting in managing relationships with current key investors,

e)	Advising on financing strategies, including approaches, terms and conditions, and timing,

f)	Advising on retention of investment banking firm(s) and assisting in managing these relationships,

g)	Providing other general advice related to the above matters as may reasonably be requested.

OXIS and the Advisor may mutually agree on additional roles that the Advisor may perform outside the scope of this engagement, pursuant to separate agreement(s) regarding the Advisor, roles, responsibilities and compensation for these activities.

Section 2. Compensation. In consideration of the Advisor's services to be provided hereunder, the Advisor shall receive cash compensation of $5,000 per month, payable in advance, and a warrant to purchase 108,000 shares of common stock vesting at the rate of 9,000 per month over the initial engagement term of 12 months. The warrant shall have a strike price of $0.39 and shall be exercisable for a period of ten years from the date of issue. The warrants shall contain a cashless exercise option and other wise shall have terms and features customary for these types of securities.

Section 3. The Advisor's Expenses. The Company will reimburse the Advisor for all reasonable out-of-pocket expenses incurred by the Advisor in connection with the furnishing of services under this Agreement. This provision is not intended to include office supplies, but may include, but is not limited to, long distance phone charges and travel expenses. All travel billed to the Company shall be pre-approved by the CEO of the Company.

Section 4. Term of Engagement. This Agreement shall for a period of 12 months from the date hereof and continue month-to-month thereafter at the same compensation until either party gives 30 days notice to the other. However, this agreement may be terminated by OXIS after six months if OXIS can demonstrate that Advisor has failed to reasonably provide the services that are the subject of this agreement. Upon termination the Advisors will be paid any unpaid compensation or expenses as per Sections 2 and 3 herein. Upon any termination of this Agreement for any reason, the Advisor shall deliver to Oxis within 10 days from the effective date of termination of this Agreement:

a)	Any property of Company (including any tangible expression of the Company’s Confidential Information (as defined below) in the possession or control of the Advisor; and

b)	All work products, whether finished or unfinished, prepared or produced by the Advisor for the benefit of Company under this Agreement.

Section 5. Confidentiality. By acceptance hereof, the Advisor expressly acknowledges that the list of OXIS’s customers, its trade secrets, know-how, data, marketing techniques, trademark and other confidential information pertaining to the operations and business affairs of OXIS (the “Confidential Information”) are valuable, special and unique assets of OXIS. The Advisor agrees that it shall not disclose any Confidential Information to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever and that disclosure of Confidential Information would cause irreparable injury to OXIS.

For the purposes of this Agreement, Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) was known to the receiving party prior to its disclosure hereunder, (iii) becomes known or available to the receiving party on a non-confidential basis and not in contravention of applicable law from a source (other than a party hereunder) which represents that it is entitled to disclosure such Confidential Information, or (iv) is required to be disclosed by operation of law.

Notwithstanding the foregoing, if required pursuant to judicial or administrative subpoena or process or other legal obligation to disclose any Confidential Information, the Advisor may make such disclosure only to the extent required, in the opinion of counsel for the Advisor, to comply with such subpoena process or other obligation. The Advisor shall, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Confidential Information.

Section 6. Cooperation. OXIS shall furnish the Advisor with all information, data or documents that the Advisor shall reasonably deem appropriate in connection with its activities hereunder and shall provide the Advisor full access to OXIS's officers, employees and professional advisors. OXIS represents and warrants that all such information, data and documents shall be complete and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. OXIS recognizes and confirms that the Advisor does not assume responsibility for the accuracy or completeness of any such information, data or documents. OXIS agrees to inform the Advisor if any such information, data or documents becomes inaccurate, misleading or incomplete in any respect during the term of this engagement. The Advisor shall be entitled to rely on the accuracy and completeness of such information, data and documents, and the Advisor shall not be required to make an independent verification thereof.

Section 7. Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be delivered personally or sent by air courier (e.g., Federal Express) or first class certified or registered mail, postage prepaid, return receipt requested to the following address:

If to the Advisor:   If to the Company:
Gary M. Post     Steven T. Guillen
Ambient Advisors, LLC   President & CEO
100 North Crescent Drive    Oxis International, Inc.
Suite 305    323 Vintage Park Drive Suite B
Beverly Hills, CA 90210   Foster City, CA 94404

Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

Section 8. Governing Law. This Agreement has been made in the State of California and shall be construed and governed in accordance with the laws thereof.

Section 9. Entire Agreement. This agreement contains the entire Agreement between the parties with respect to the rendering of the services described herein and may not be altered or modified, except in writing and signed by the party to be charged thereby and supersedes any and all previous Agreements between the parties with respect to the services.

Section 10. Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision of this Agreement, as the case may be, shall nevertheless remain in full force and effect.

Section 11. Assignment. This agreement may not be assigned by either of the parties hereto without the prior written consent of the other party, provided, however, that such prior written consent will not be necessary in the instance where the Company is merged with and into another entity or the transfer occurs in connection with sale of substantially all of the Company’s assets.

Section 12. Execution in Counterparts. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 13. Headings, Interpretation of Syntax. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender, as the sense and circumstances

Section 14. Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Indemnified Parties by Section 6 of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties, including without limitation OXIS's shareholders.

           Section 15. References to the Advisor or the Engagement. OXIS hereby agrees that the terms of this Agreement, as well as the fact that the Advisor has been engaged hereunder, shall not be publicly disclosed without the Advisor’s prior written consent. Furthermore, OXIS shall provide drafts of any such press releases or other public communications referencing the Advisor or the engagement to the Advisor for its review and written approval a reasonable time in advance of any planned dissemination thereof.

If the foregoing terms meet with your approval, please indicate your acceptance by signing and returning the attached copy of this letter to us.

Very truly yours,

Ambient Advisors, LLC

By: /s/ Gary M. Post
Gary M. Post, Manager

AGREED TO AND ACCEPTED:

OXIS INTERNATIONAL, INC.

By: /s/ Steven Guillen
Steven Guillen
President and CEO